Exhibit 99.1

DST Systems, Inc. Announces Fourth Quarter 2006 and 2006 Annual Financial Results

          KANSAS CITY, Jan. 23 /PRNewswire-FirstCall/ -- Consolidated net income for DST Systems, Inc. (NYSE: DST) was $81.0 million ($1.15 per diluted share) for the fourth quarter 2006 compared to $50.7 million ($0.68 per diluted share) for the fourth quarter 2005.  Taking into account certain non-GAAP adjustments explained herein, consolidated net income was $65.5 million ($0.93 per diluted share) for the fourth quarter 2006 compared to $58.1 million ($0.78 per diluted share) for the fourth quarter 2005.   Consolidated net income for 2006 was $272.9 million ($3.78 per diluted share) compared to 2005 net income of $424.6 million ($5.39 per diluted share).  Taking into account certain non- GAAP adjustments explained herein, consolidated net income for 2006 was $218.4 million ($3.02 per diluted share) compared to 2005 net income of $212.6 million ($2.70 per diluted share).

          Fourth quarter 2006 highlights were as follows:

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Consolidated operating revenues increased $13.3 million or 3.5% compared to fourth quarter 2005 (excluding 2006 Amisys Synertech, Inc. (“ASI”) operating revenues and 2005 lock\line related operating revenues) primarily from higher mutual fund shareowner accounts serviced, higher Argus Health Systems data processing support revenues and higher Output Solutions volumes, partially offset by lower international investment management license fee revenues.

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Consolidated income from operations increased $6.9 million or 8.3% to $89.7 million as compared to $82.8 million for the fourth quarter 2005.  Taking into account certain non-GAAP adjustments explained herein (including 2006 ASI transaction/integration costs and 2005 asset impairment charges and lock\line transaction costs), income from operations decreased $1.6 million or 1.7% as compared to fourth quarter 2005 primarily due to lower international investment management license fee revenues and the absence of consolidated lock\line operating income in 2006 resulting from the merger with Asurion, which were partially offset by higher contributions from mutual fund shareowner processing, higher Argus Health Systems data processing support revenues, and higher professional service revenues.

Output Solutions operating loss for the fourth quarter 2006 increased $1.5 million from fourth quarter 2005.  Increased revenues from higher U.S. volumes and new international clients were offset by higher costs to support U.S. volumes and previously mentioned costs to implement new proprietary printing and inserting technologies.

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During the fourth quarter of 2006, the Company received two new mutual fund client commitments for approximately 1.1 million new shareholder accounts, based on current account levels.  The conversions are expected to occur in the first half of 2007.  In addition, a previously announced new client commitment of approximately 7.0 million accounts, based on current account levels, is expected to convert in the third quarter of 2007.

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As previously announced, DST acquired ASI on October 2, 2006 through a merger with a wholly owned subsidiary of DST Health Solutions, Inc. DST paid approximately $136 million (net of cash acquired) for ASI and the transaction has been accounted for as a purchase.  DST incurred approximately $3.1 million and $4.8 million of transaction and merger integration related costs during the three months and year ended December 31, 2006, respectively.  DST anticipates it will incur additional integration related costs during the next few quarters as the DST Health Solutions and ASI businesses become fully integrated.

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DST is a 50% partner in a limited purpose real estate joint venture formed to develop and lease approximately 1.1 million square feet of office space to the U.S. government.  The project qualified for federal and state historic preservation tax credits.  The project was substantially completed in fourth quarter 2006 and resulted in DST recognizing approximately $11.0 million of income tax benefits related to the historic preservation tax credits.

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As previously announced, DST received a $254.8 million cash distribution from Asurion in July 2006.  The payment was part of a debt-financed distribution made by Asurion to all of its shareholders. Under the equity method of accounting, the distribution was not treated as book income to DST.  Instead, the carrying value of DST’s investment in Asurion was reduced by the amount of the distribution.

In addition, Asurion had incremental interest costs associated with the debt incurred to finance the distribution, which negatively impacted DST’s equity in earnings of Asurion by approximately $4.4 million and $8.4 million during the three months and year ended December 31, 2006, respectively, and is expected to negatively impact DST’s equity in earnings of Asurion in the future.

For income tax purposes, a portion of the Asurion distribution qualifies for the dividends received deduction and will be taxed at a tax rate substantially less than the Federal statutory rate of 35%. The estimated portion of the distribution qualifying for the dividends received deduction reduced DST’s effective annual tax rate.  The reduction of the effective annual tax rate resulted in an approximate $7.4 million and $15.7 million net income benefit during the three months and year ended December 31, 2006, respectively.

Share related activity during the fourth quarter 2006 was as follows:

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During the fourth quarter 2006, the Company repurchased approximately 782,000 shares of DST common stock for $48.8 million or approximately $62.40 per share.  At December 31, 2006, approximately 4.0 million shares remained outstanding under the share repurchase authorization. Total share repurchases during 2006 were 7.3 million for $434.6 million or approximately $59.53 per share.

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The Company had approximately 65.7 million shares outstanding at December 31, 2006, which amount includes approximately 2.5 million of unvested restricted shares. The net effect of share repurchases and shares issued from stock option exercises during the three months and year ended December 31, 2006 resulted in a net decrease in shares outstanding of 400,000 shares or 0.6% and 6.0 million shares or 8.4%, respectively.

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Diluted shares outstanding for the fourth quarter 2006 were 70.1 million shares, a decrease of 1.9 million shares or 2.6% from the third quarter 2006 and a decrease of 4.5 million shares or 6.0% from the fourth quarter 2005.  The dilutive effects of the convertible debentures, outstanding stock options and restricted stock were approximately 3.6 million shares, 1.9 million shares and 1.2 million shares, respectively, during the fourth quarter 2006.  Higher average DST share prices during fourth quarter 2006 increased the dilutive impact of the convertible debentures by approximately 1.0 million shares compared to fourth quarter 2005.

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Total stock options and restricted stock (“equity units”) outstanding at December 31, 2006 were 11.4 million, a decrease of 200,000 equity units or 1.7% from September 30, 2006 and a decrease of 1.9 million equity units or 14.3% from December 31, 2005.

Intangible asset amortization during the fourth quarter 2006 was as follows:

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The combined amortization of intangibles affecting DST’s equity in earnings of Asurion during the three months and year ended December 31, 2006 was $1.7 million and $6.5 million, respectively.  DST also recorded approximately $1.5 million and $5.9 million of intangible asset amortization during the three months and year ended December 31, 2006, respectively, resulting from the acquisition of DST Health Solutions on April 29, 2005, and approximately $2.8 million of intangible asset amortization for the fourth quarter 2006 from the acquisition of ASI, which includes $1.0 million of In-Process Research and Development (“IPR&D”) costs resulting from the October 2, 2006 acquisition.

          Use of Non-GAAP Financial Information

          In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described below and are reconciled to the corresponding GAAP measures in the financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” that accompany this earnings release.  In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature.  Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items.  Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and “operational run-rate”, as well as making financial comparisons to prior periods presented on a similar basis.  The Company believes that providing such adjusted results allows investors and other users of DST’s financial statements to better understand DST’s recurring comparative operating performance for the periods presented.

          DST’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods.  DST’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures.  Although DST’s management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP.  Therefore, management typically uses non-GAAP measures in conjunction with GAAP results.  Investors and users of our financial information should also consider the above factors when evaluating DST’s results.

          The following items, which have been treated as non-GAAP adjustments, occurred during the three months ended December 31, 2006:

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Merger integration costs incurred with the acquisition of ASI, in the amount of $3.1 million, included in Financial Services costs and expenses.  The income tax benefit associated with these costs was approximately $1.2 million. The Company expects that ASI integration costs will continue for the next few quarters.

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Amortization by ASI of $1.0 million of IPR&D costs resulting from the October 2, 2006 acquisition, which is included in Financial Services depreciation and amortization.  The income tax benefit associated with these costs was approximately $400,000.

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Other net gains, in the amount of $900,000, associated with securities transactions, which are included in other income, net.  The income tax expense associated with these gains was approximately $300,000.

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A litigation reserve established by Asurion, which negatively impacted DST’s equity in earnings of Asurion by approximately $1.7 million in fourth quarter 2006.  The income tax benefit associated with these costs was approximately $700,000.

--	An income tax benefit of approximately $7.4 million for the estimated portion of the Asurion distribution that qualifies for the dividends received deduction for DST, as previously discussed.

--	An income tax benefit of approximately $11.0 million related to federal and state historic preservation tax credits for a recently completed real estate project.

The following items, which have been treated as non-GAAP adjustments, occurred during the nine months ended September 30, 2006:

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Increased compensation expense from accelerated vesting of restricted stock as a result of the lock\line merger with Asurion, in the amount of $1.7 million, included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $700,000.

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Reduced compensation expense as a result of the effect of the adoption of FAS 123R, Share-Based Payment, related to the initial estimation of forfeitures on restricted stock awards which resulted in a $1.4 million reduction in Financial Services costs and expenses.  The income tax expense associated with this gain was approximately $600,000.

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Transaction and merger integration costs incurred with the acquisition of ASI, in the amount of $1.7 million, included in Financial Services costs and expenses.  The income tax benefit associated with these costs was approximately $600,000.

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Reduced depreciation expense of $2.6 million, reduced costs and expenses of $4.3 million and increased other non-operating income of $900,000 for an aggregate pretax income of $7.8 million related to the settlement of an outstanding state sales and use tax matter for historical periods dating back to 2001.  DST management considers the settlement to be non-recurring in nature.  The settlement had a favorable impact on Financial Services income from operations of $6.9 million related to sales and use taxes and other non-operating income of $900,000 related to interest for an aggregate pretax impact of $7.8 million.  The income tax expense associated with this settlement was approximately $3.1 million ($2.7 million associated with reductions in depreciation and costs and expenses and $400,000 associated with an increase in other income).

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Severance and related compensation charges of $1.8 million associated with an adjustment of staffing levels, included in Output Solutions costs and expenses.  The income tax benefit associated with these costs was approximately $700,000.

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Increased interest expense of $12.7 million resulting from the write- off of the Company’s convertible debenture debt issuance costs.  The income tax benefit associated with these interest costs was approximately $5.0 million.

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Other net gains in the amount of $16.5 million associated with securities transactions, principally from the sale of 1.5 million shares of State Street Corporation, which are included in other income, net.  The income tax expense associated with these gains was approximately $6.4 million.

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A loss included in other income, net, in the amount of $2.9 million principally related to the decline in value of a non-operating Chapter 11 bankruptcy claim.  The income tax benefit associated with this loss was approximately $1.1 million.

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A federal income tax refund resulting from a settlement with the IRS related to research and experimentation credits claimed by the Company for historical periods from 1988 through 2001.  A portion of the refund, in the amount of $1.3 million, was required to be reported as interest income and has been included in other income, net.  The income tax benefit of this IRS settlement and federal income tax refund was approximately $4.4 million.

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A net gain of $52.8 million resulting from the lock\line merger with Asurion on January 1, 2006, which is included in gains on sale of businesses.  The income tax expense associated with this gain was approximately $23.1 million.

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Reduced equity in earnings from Asurion of approximately $12.7 million from dividend-equivalent bonus payments made by Asurion to its vested stock option holders in connection with the debt-financed distribution to all of its shareholders.  DST management considers the dividend- equivalent bonus payments to be non-recurring in nature.  The DST income tax benefit associated with this charge was approximately $5.1 million.

--	An income tax benefit of approximately $8.3 million for the estimated portion of the Asurion distribution that qualifies for the dividends received deduction for DST, as previously discussed.

The following items, which have been treated as non-GAAP adjustments, occurred during the three months ended December 31, 2005:

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Approximately $1.0 million of costs incurred in connection with the lock\line merger which are included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $400,000.

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Asset impairment charges related to DST’s wealth management software products, totaling $11.6 million, which are included in Financial Services depreciation and amortization expense. The income tax benefit associated with these charges was approximately $3.5 million.

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Reversal of a $3.5 million liability associated with a significant customer contract which was probable and established at the time of the EquiServe sale.  The reversal of the liability resulted in an increase in other income, net. The income tax expense associated with this liability was approximately $1.2 million.

--	Net gains of $1.8 million, associated with securities transactions, which are included in other income, net. The income tax expense associated with these gains was approximately $800,000.

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Approximately $2.0 million of income tax expense resulting from an $87.3 million dividend paid by DST International to DST Systems, Inc. This dividend was structured to be compliant with the terms of the Homeland Investment Act.

The following items, which have been treated as non-GAAP adjustments, occurred during the nine months ended September 30, 2005:

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Transaction costs incurred with the sale of EquiServe and the Health Solutions exchange transaction, in the amount of $5.3 million, which are included in Financial Services costs and expenses. The income tax benefit associated with these costs was approximately $2.0 million.

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Transaction costs incurred with the sale of the Innovis Entities, in the amount of $2.0 million, which are included in Customer Management costs and expenses.  The income tax benefit associated with these costs was approximately $800,000.

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Increased compensation expense from accelerated vesting of restricted stock as a result of the sale of the Innovis Entities, in the amount of $6.9 million, which are included in Customer Management costs and expenses.  The income tax benefit associated with these costs was approximately $2.5 million.

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Net gains resulting from the sale of an office building and related fixed assets in the amount of $26.0 million, which are included in Investments and Other as a reduction to costs and expenses.  The income tax expense associated with these gains was approximately $10.7 million.

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Impairment charges in the amount of $2.4 million related to certain real estate properties, which are included in Investments and Other depreciation and amortization.  The income tax benefit associated with this charge was approximately $1.0 million.

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Other net gains, in the amount of $79.4 million, associated with securities transactions (principally shares of Computer Sciences Corporation that were exchanged in the DST Health Solutions transaction on April 29, 2005), which are included in other income, net.  The income tax expense associated with these gains was approximately $33.1 million.

--	A net gain in the amount of $120.4 million resulting from the sale of EquiServe on June 17, 2005. The income tax expense associated with this gain was approximately $50.4 million.

--	A net gain resulting from the sale of the Innovis Entities, in the amount of $153.8 million, on July 1, 2005. The income tax expense associated with this gain was approximately $62.7 million.

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Recognition of an $11.2 million gain related to Boston Financial Data Services (“BFDS”) that was previously required to be deferred, in equity in earnings of unconsolidated affiliates (BFDS) in conjunction with the sale of EquiServe.  The income tax expense associated with this gain was approximately $4.2 million.

        Detailed Review of Financial Results

          The following discussion of financial results takes into account the non- GAAP adjustments described in the section entitled “Use of Non-GAAP Financial Information.”

        Segment Results

          Financial Services Segment

          Operating revenues for the Financial Services segment, excluding out-of- pocket reimbursements (“OOP”), for the three months ended December 31, 2006 decreased $22.0 million or 7.2% to $282.0 million as compared to the three months ended December 31, 2005.  Excluding 2006 ASI revenues and 2005 lock\line related revenues, operating revenues decreased $1.4 million or 0.6% to $259.0 million for the three months ended December 31, 2006.  On this basis, U.S. operating revenues increased $13.6 million or 6.5% for the fourth quarter 2006.  The increase in U.S. operating revenues was attributable to increased U.S. mutual fund shareowner processing revenues from higher accounts serviced, higher data processing support revenues from Argus Health Systems from increased claims processing volumes, and recognition of previously deferred professional services fee revenues related to an investment management contract that was finalized during the fourth quarter of 2006. International operating revenues (primarily DST International) decreased $15.0 million over fourth quarter 2005 attributable to lower investment management license fee revenues.

          Operating revenues, excluding OOP reimbursements, for the Financial Services segment for the year ended December 31, 2006 decreased $172.5 million or 14.6% to $1,011.2 million as compared to the prior year.  Excluding 2006 ASI revenues, 2005 EquiServe revenues and 2005 lock\line related revenues, operating revenues increased $56.2 million or 6.0% to $988.1 million for the year ended December 31, 2006. On this basis, U.S. operating revenues for the year increased $67.2 million or 8.5% as compared to 2005. The increase in U.S. operating revenues was primarily the result of increased U.S. mutual fund shareowner processing revenues from higher accounts serviced, higher DST Health Solutions revenues from the inclusion of full year-to-date revenues in 2006 versus eight months in 2005 and increased data processing support revenues attributable to higher Argus Health Systems claims processing volumes.   International operating revenues decreased by $11.0 million or 7.7%, for the year ended December 31, 2006 as compared to 2005.  The decrease in international operating revenues was attributable to lower investment management license fees revenues partially offset by higher professional services revenues.

          Financial Services segment software license fee revenues are derived principally from DST International (investment management systems), DST Health Solutions (medical claims processing systems) and AWD (workflow management and CRM solutions).  Operating revenues include approximately $16.6 million and $51.6 million of software license fee revenues for the three months and year ended December 31, 2006, a decrease of $12.9 million and $20.1 million, respectively, compared to the same periods in 2005, due primarily to lower international investment management license fee revenues.  While license fee revenues are not a significant percentage of DST’s total operations, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

          U.S. mutual fund open shareowner accounts processed totaled 105.8 million at December 31, 2006, a net increase of 1.1 million or 1.1% since September 30, 2006 and an increase of 3.6 million or 3.5% from the 102.2 million accounts serviced at December 31, 2005.  Tax-advantaged retirement and educational savings accounts serviced (which include 529 and Coverdell savings plan accounts) totaled 40.5 million at December 31, 2006, a net increase of 200,000 or 0.5% since September 30, 2006 and an increase of 1.5 million or 3.8% from the 39.0 million at December 31, 2005.  During the fourth quarter of 2006, the Company received two new mutual fund client commitments for approximately 1.1 million new shareholder accounts, based on current account levels.  The conversions are expected to occur by the end of the second quarter of 2007.  In addition, a previously announced new client commitment of approximately 7.0 million accounts, based on current account levels, is expected to convert in the third quarter of 2007.

          Financial Services segment income from operations for the fourth quarter 2006 decreased $400,000 from the prior year quarter to $92.1 million, attributable to lower investment management license fee revenues and the absence of consolidated lock\line operating income, offset by increased contributions from U.S. mutual fund shareowner processing services and other higher revenues previously mentioned.  Costs and expenses (including OOP costs) during the fourth quarter 2006 decreased $39.2 million compared to the prior year quarter due primarily to the absence of costs from lock\line, lower OOP costs associated with a reduction in OOP reimbursement revenues of approximately $18.0 million and cost containments.  Depreciation and amortization costs decreased $400,000 in the fourth quarter 2006 compared to the prior year quarter.  Operating margin for the fourth quarter 2006 was 32.7% compared to 30.4% for the fourth quarter 2005 for the reasons mentioned above.

          Financial Services segment income from operations for the year ended December 31, 2006, increased $6.1 million or 2.2% from the prior year to $288.4 million, primarily from increased U.S. mutual fund shareowner processing revenues, increased international professional service revenues and certain operating cost improvements, partially offset by the absence of EquiServe and lock\line and lower investment management and Health Solutions license fee revenues.  Costs and expenses (including OOP costs) during the year ended December 31, 2006 decreased $270.0 million compared to the prior year due primarily to the absence of costs from EquiServe and lock\line and lower OOP costs associated with a reduction in OOP reimbursement revenues of approximately $106.6 million.  Depreciation and amortization costs decreased $15.2 million or 15.2% in the year ended December 31, 2006 compared to the prior year.   The decrease was attributable to lower computer equipment depreciation and the absence of EquiServe and lock\line depreciation. Operating margin for the year ended December 31, 2006 was 28.5% compared to 23.8% for 2005 for the reasons mentioned above.

          Output Solutions Segment

          Output Solutions segment operating revenues (excluding OOP reimbursements) for the fourth quarter 2006 were $135.9 million, an increase of $17.0 million or 14.3% as compared to fourth quarter 2005, principally from higher processing volumes, increased revenues for certain paper stock, which was previously provided directly by the customer, and increased international revenues from new customer relationships.

          Output Solutions segment operating revenues (excluding OOP reimbursements) for the year ended December 31, 2006 were $535.9 million, an increase of $48.7 million or 10.0% as compared to 2005, principally for the reasons mentioned above.

          Items mailed during the three months and year ended December 31, 2006 were 639.0 million and 2.6 billion, an increase of 15.5% and 21.6%, respectively, compared to the same periods in 2005.  Images produced during the three months and year ended December 31, 2006 were 4.1 billion and 15.5 billion, an increase of 29.9% and 34.0%, respectively, compared to the respective periods in 2005.  Revenues per image and package have declined principally as a result of lower unit pricing on the previously mentioned renegotiated customer contracts and higher relative volume increases from those customers.

          Output Solutions segment loss from operations for the fourth quarter 2006 was $1.5 million as compared to breakeven in 2005.  Costs and expenses (including OOP costs) decreased $8.4 million or 3.1% from the fourth quarter 2005 attributable to lower OOP costs associated with a reduction in OOP reimbursement revenues of approximately $24.5 million resulting from a customer purchasing postage directly, offset by increased costs for certain paper stock previously provided directly by a customer, higher personnel costs, higher material and equipment costs associated with increased volumes and costs associated with implementation of new printing and inserting technologies.  Depreciation and amortization increased $2.4 million as compared to fourth quarter 2005 attributable to depreciation on new proprietary printing and inserting equipment.

          Output Solutions segment income from operations for the year ended December 31, 2006 decreased $20.0 million or 76.9% to $6.0 million compared to 2005.  Costs and expenses (including OOP costs) increased $66.7 million or 6.4% from 2005 attributable to increased OOP costs associated with an increase in OOP reimbursement revenues of approximately $5.6 million, the cost of certain paper stock previously provided directly by a customer, higher personnel costs, higher material and equipment costs associated with increased volumes and costs associated with the implementation of new proprietary printing and inserting technologies.  Depreciation and amortization increased $7.6 million as compared to the year ended December 31, 2005 attributable to depreciation on new printing and inserting equipment.  Operating margin for the year ended December 31, 2006 declined to 1.1% as compared to 5.3% for 2005 for the reasons mentioned above.

          Investments and Other Segment

          Investments and Other segment operating revenues, primarily rental income for facilities leased to the Company’s operating segments, were $15.9 million for the fourth quarter 2006, an increase of $700,000 from fourth quarter 2005. Income from operations for the fourth quarter 2006 increased $300,000 as compared to the prior year period attributable primarily to higher rental income and operational cost improvements.

          Investments and Other segment operating revenues were $63.4 million for the year ended December 31, 2006, a decrease of $3.7 million as compared to the prior year due to lower rental activities.  Income from operations for the year ended December 31, 2006 decreased $1.8 million as compared to the prior year due to lower income from rental activities.

        Other Financial Results

          Equity in earnings (losses) of unconsolidated affiliates

           The following table summarizes the Company’s equity in earnings (losses) of unconsolidated affiliates:

	Three months ended December 31,		Year ended December 31,

(in millions)	2006	2005	2006	2005

Asurion	$5.5	$—	$22.4	$—
BFDS	6.6	4.8	26.7	17.8
IFDS	6.0	3.8	12.8	15.5
Argus	0.9	(0.4)	4.7	(0.3)
Other	(1.7)	0.1	(4.5)	0.6

	$17.3	$8.3	$62.1	$33.6

          In the fourth quarter 2006 Asurion established a litigation reserve, which negatively impacted DST’s equity in earnings of Asurion by approximately $1.7 million. As previously reported, Asurion made dividend-equivalent bonus payments to its vested stock option holders in connection with the debt- financed distribution to all of its shareholders, and the related compensation expense allocable to DST’s interest in Asurion reduced DST’s equity in earnings of Asurion by approximately $12.7 million in the third quarter of 2006.  The 2006 amounts for Asurion in the table above and below have been adjusted to add back the $1.7 million litigation reserve charge and the $12.7 million dividend-equivalent bonus payment charge.  In addition, the year ended December 31, 2005 amount for BFDS in the above table has been adjusted to take into account the effect of an $11.2 million gain that was previously required to be deferred.

          The calculation of DST’s equity in earnings of Asurion for the three months and year ended December 31, 2006 is as follows:

	Three months ended December 31, 2006 (000’s)	Year ended December 31, 2006 (000’s)

Asurion net income before amortization of identified intangibles	$18,810	$74,858
Identified intangible amortization, after tax	(2,091)	(7,298)

Asurion net income (unaudited)	16,719	67,560
DST’s ownership percentage	37.4%	37.4%

DST’s pro-rata share of Asurion’s earnings	6,253	25,267
Amortization of DST’s deferred gain	245	981
Amortization of identified intangibles	(953)	(3,811)

DST’s equity in Asurion’s earnings	$5,545	$22,437

          The effect of the debt incurred by Asurion to finance the third quarter 2006 distribution reduced DST’s share of earnings of Asurion by approximately $4.4 million and $8.4 million in the fourth quarter and full year 2006, respectively, and is expected to continue to impact Asurion’s earnings in the future.

          DST’s share of BFDS earnings for the fourth quarter 2006 increased $1.8 million due to increased mutual fund shareowner servicing revenues from an increase in shareowner accounts processed and improvements in operations. For the year ended December 31, 2006, DST’s share of BFDS earnings increased $8.9 million due to increased mutual fund shareowner servicing and improvements in operations.

          IFDS earnings for the three months ended December 31, 2006 increased $2.2 million, due to improvements in operations and an increase in professional services revenues.  IFDS earnings for the year ended December 31, 2006 decreased $2.7 million, due to deferred income tax benefits recorded in 2005 and increased shareowner processing costs in 2006.  Shareowner accounts serviced by IFDS U.K. were 5.6 million at December 31, 2006, unchanged compared to September 30, 2006 and an increase of 400,000 or 7.7% from December 31, 2005.   Shareowner accounts serviced by IFDS Canada were 7.1 million at December 31, 2006, an increase of 100,000 or 1.4% from September 30, 2006 and an increase of 300,000 or 4.4% from December 31, 2005.

          Increased earnings at Argus Health Systems during the three months and year ended December 31, 2006 were the result of higher levels of pharmacy claims processed, principally Medicare Part D claims, partially offset by an increase in data processing support costs charged by DST.

          Other income, net

          Other income increased $2.5 million in the fourth quarter 2006 as compared to the fourth quarter 2005 and increased $3.8 million for the year ended December 31, 2006 as compared to the prior year.  The increase during the quarter and year ended December 31, 2006 is primarily due to unrealized gains on marketable securities designated as trading and higher dividend income on marketable securities.

          Interest expense

          Interest expense was $17.5 million for the fourth quarter 2006, a decrease of $100,000 from the fourth quarter 2005.  Interest expense was $64.6 million for the year ended December 31, 2006, compared to $66.6 million in the prior year, a decrease of $2.0 million due to lower average debt balances outstanding partially offset by higher average interest rates.  In addition, interest expense during the year ended December 31, 2005 included the write- off of approximately $1.2 million of unamortized debt issuance costs related to the replacement of the Company’s credit facility in June 2005.

          Income taxes

          The Company’s effective income tax rate was 36.4% and 35.2% for the three months and year ended December 31, 2006, respectively, compared to 37.5% and 36.7% for the three months and year ended December 31, 2005, respectively. Excluding the effects of discrete period items and the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB No. 109,” the Company expects its recurring effective tax rate for 2007 to be approximately 35.3%, an increase of 0.1% from 2006 primarily due to a change in the relative proportions of domestic and international taxable income.

        Accounting Standards

          On September 30, 2005, the FASB issued an exposure draft on a proposed accounting standard that would amend SFAS 128, Earnings per Share, to clarify guidance for mandatorily convertible instruments, the treasury stock method, contingently issuable shares, and contracts that may be settled in cash or shares.  The final statement has yet to be issued.  DST is currently evaluating the impact of this proposed accounting standard and currently believes that this proposed amendment would impact the way the Company treats the 17.1 million incremental shares to be issued from the assumed conversion of the $840 million of convertible debentures issued in August 2003 in calculating diluted earnings per share.  The proposed amendment would require the use of the “if-converted” method from the date of issuance of the convertible debentures.  The proposed amendment would remove the ability of a company to support the presumption that the convertible securities will be satisfied in cash and not converted into shares of common stock.  Under this “if converted” method, GAAP diluted earnings per share would have been $1.02 and $0.63 (versus GAAP reported earnings of $1.15 and $0.68) for the three months ended December 31, 2006 and 2005, respectively, and $3.48 and $4.71 (versus GAAP reported earnings of $3.78 and $5.39) for the year ended December 31, 2006 and 2005, respectively.  The above pro-forma information presents only the effect on diluted earnings per share of the “if converted” method included in the exposure draft, but does not include any other computational changes (i.e. treasury stock method considerations) discussed in the exposure draft.  DST is continuing to monitor the FASB’s progress towards finalizing this proposed accounting standard.

          The proposed change in accounting principles would affect the calculation of diluted earnings per share during the period the debentures are outstanding, but would not affect DST’s ability to ultimately settle the convertible debentures in cash, shares or any combination thereof.

* * * * *

          The information and comments in this press release may include forward- looking statements respecting DST and its businesses.  Such information and comments are based on DST’s views as of today, and actual actions or results could differ.  There could be a number of factors, risks, uncertainties or contingencies that could affect future actions or results, including but not limited to those set forth in DST’s periodic reports (Form 10-K or 10-Q) filed from time to time with the Securities and Exchange Commission.  All such factors should be considered in evaluating any forward-looking statements. The Company will not update any forward-looking statements in this press release to reflect future events.

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In millions, except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,

	2006	2005	2006	2005

Operating revenues	$419.3	$426.6	$1,556.2	$1,744.6
Out-of-pocket reimbursements	146.5	189.1	679.6	770.5

Total revenues	565.8	615.7	2,235.8	2,515.1
Costs and expenses	435.8	484.9	1,800.6	2,020.6
Depreciation and amortization	40.3	48.0	129.9	158.1

Income from operations	89.7	82.8	305.3	336.4
Interest expense	(17.5)	(17.6)	(77.3)	(66.6)
Other income, net	10.3	12.2	50.0	114.2
Gains on sale of businesses			52.8	274.2
Equity in earnings of unconsolidated affiliates	15.6	8.3	47.7	44.8

Income before income taxes	98.1	85.7	378.5	703.0
Income taxes	17.1	35.0	105.6	278.4

Net income	$81.0	$50.7	$272.9	$424.6

Average common shares outstanding	63.3	69.0	66.1	75.2
Diluted shares outstanding	70.1	74.6	72.1	78.7
Basic earnings per share	$1.28	$0.73	$4.13	$5.65
Diluted earnings per share	$1.15	$0.68	$3.78	$5.39

DST SYSTEMS, INC.
STATEMENT OF REVENUES BY SEGMENT
(In millions)
(Unaudited)

	Three months ended December 31,		Year ended December 31,

	2006	2005	2006	2005

Revenues
Financial Services
Operating	$282.0	$304.0	$1,011.2	$1,183.7
OOP reimbursements	14.8	32.8	60.8	167.4

	$296.8	$336.8	$1,072.0	$1,351.1

Output Solutions
Operating	$135.9	$118.9	$535.9	$487.2
OOP reimbursements	131.8	156.3	619.2	613.6

	$267.7	$275.2	$1,155.1	$1,100.8

Customer Management
Operating				$96.6
OOP reimbursements				26.4

				$123.0

Investments and Other
Operating	$15.9	$15.2	$63.4	$67.1
OOP reimbursements	0.2	0.1	0.5	0.4

	$16.1	$15.3	$63.9	$67.5

Eliminations
Operating	$(14.5)	$(11.5)	$(54.3)	$(90.0)
OOP reimbursements	(0.3)	(0.1)	(0.9)	(37.3)

	$(14.8)	$(11.6)	$(55.2)	$(127.3)

Total Revenues
Operating	$419.3	$426.6	$1,556.2	$1,744.6
OOP reimbursements	146.5	189.1	679.6	770.5

	$565.8	$615.7	$2,235.8	$2,515.1

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three months ended December 31,		Year ended December 31,

	2006	2005	2006	2005

Income (loss) from operations
Financial Services	$88.0	$79.9	$289.2	$262.4
Output Solutions	(1.5)		4.2	26.0
Customer Management				10.7
Investments and Other	3.2	2.9	11.9	37.3

	$89.7	$82.8	$305.3	$336.4

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP
ITEMS
For the Three Months Ended December 31,
(Unaudited - in millions, except per share amounts)

	2006

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$89.7	$98.1	$81.0	$1.15
Adjusted to remove:
Included in operating income:
ASI merger integration costs - Financial Services	3.1	3.1	1.9	0.03
Expense ASI IPR&D acquired - Financial Services	1.0	1.0	0.6	0.01
Included in non-operating income:
Net gains on securities transactions		(0.9)	(0.6)	(0.01)
Asurion litigation reserve		1.7	1.0	0.02
Income tax effect of the Asurion distribution			(7.4)	(0.11)
Income tax effect of historic preservation tax credits			(11.0)	(0.16)

Adjusted Non-GAAP income	$93.8	$103.0	$65.5	$0.93

	2005

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$82.8	$85.7	$50.7	$0.68
Adjusted to remove:
Included in operating income:
lock\line merger transaction costs - Financial Services	1.0	1.0	0.6	0.01
Asset impairment charges - Financial Services	11.6	11.6	8.1	0.11
Included in non-operating income:
Reversal of customer obligation		(3.5)	(2.3)	(0.03)
Net gains on securities transactions		(1.8)	(1.0)	(0.01)
Income tax expense on DST International dividend			2.0	0.02

Adjusted Non-GAAP income	$95.4	$93.0	$58.1	$0.78

Note:	See the Use of Non-GAAP Financial Information section for a description of each of the above adjustments and for management’s reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.
RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP
ITEMS
For the Year Ended December 31,
(Unaudited - in millions, except per share amounts)

	2006

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$305.3	$378.5	$272.9	$3.78
Adjusted to remove:
Included in operating income:
Restricted stock vesting acceleration - Financial Services	1.7	1.7	1.0	0.01
Effect of adoption of FAS 123R - Financial Services	(1.4)	(1.4)	(0.8)	(0.01)
ASI merger integration costs - Financial Services	4.8	4.8	3.0	0.04
State sales and use tax settlement - Financial Services	(6.9)	(6.9)	(4.2)	(0.06)
Employee severance expense - Ouput Solutions	1.8	1.8	1.1	0.01
Expense ASI IPR&D acquired - Financial Services	1.0	1.0	0.6	0.01
Included in non-operating income:
State sales and use tax settlement		(0.9)	(0.5)	(0.01)
Write-off of convertible debenture issuance costs		12.7	7.7	0.11
Net gains on securities transactions		(17.4)	(10.7)	(0.14)
Decline in value of Chapter 11 bankruptcy claim		2.9	1.8	0.02
Research and experimentation tax refund and settlement		(1.3)	(5.7)	(0.08)
Gain on lock\line merger		(52.8)	(29.7)	(0.41)
Asurion litigation reserve		1.7	1.0	0.01
Asurion dividend-equivalent bonus payment		12.7	7.6	0.11
Income tax effect of the Asurion distribution			(15.7)	(0.22)
Income tax effect of historic preservation tax credits			(11.0)	(0.15)

Adjusted Non-GAAP income	$306.3	$337.1	$218.4	$3.02

	2005

	Operating Income	Pretax Income	Net Income	Diluted EPS

Reported GAAP income	$336.4	$703.0	$424.6	$5.39
Adjusted to remove:
Included in operating income:
lock\line transaction costs - Financial Services	1.0	1.0	0.6	0.01
Equiserve sale transaction costs - Financial Services	5.3	5.3	3.3	0.04
Innovis sale transaction costs - Customer Mgmt.	2.0	2.0	1.2	0.02
Restricted stock vesting acceleration - Customer Mgmt.	6.9	6.9	4.4	0.06
Gain on sale of real property - Investments and Other	(26.0)	(26.0)	(15.3)	(0.20)
Asset impairment charges - Financial Services	11.6	11.6	8.1	0.10
Impairment on real estate assets - Investments and Other	2.4	2.4	1.4	0.02
Included in non-operating income:
Reversal of customer obligation		(3.5)	(2.3)	(0.03)
Net gains on securities transactions		(81.2)	(47.3)	(0.60)
Gain on sale of Equiserve		(120.4)	(70.0)	(0.89)
Gain on sale of Innovis Entities		(153.8)	(91.1)	(1.16)
Recognition of BFDS deferred gain related to Equiserve sale		(11.2)	(7.0)	(0.09)
Income tax expense on dividend			2.0	0.03

Adjusted Non-GAAP income	$339.6	$336.1	$212.6	$2.70

Note:	See the Use of Non-GAAP Financial Information section for a description of each of the above adjustments and for management’s reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

Selected Balance Sheet Information	December 31, 2006	December 31, 2005

Cash	$60	$80
Total debt	1,441	1,405

	For the Year Ended December 31,

Selected Cash Flow Information	2006	2005

Capital expenditures
Operating segments	$138	$126
Investments and Other segment	12	11

SOURCE  DST Systems, Inc.
          -0-                                                  01/23/2007
          /CONTACT:  Thomas A. McDonnell, President and Chief Executive Officer, +1-816-435-8684, or Kenneth V. Hager, Vice President and Chief Financial Officer, +1-816-435-8603, both of DST Systems, Inc./
          (DST)